Exhibit 99.1

Rica Foods, Inc. Receives Delisting Notification from the AMEX

MIAMI—February 3, 2006—Rica Foods, Inc. (AMEX:RCF; the “Company”). On January 10, 2006, Rica Foods, Inc. (the “Company”) timely filed with the American Stock Exchange (the “AMEX”) a compliance plan. In addition to the compliance plan, the Company’s existing management team provided the AMEX with certain information requested by the AMEX regarding the investigation currently being conducted by the Special Investigation Subcommittee of the Audit Committee regarding undisclosed transactions between the Company and Mr. Calixto Chaves, his affiliates and/or Industrias Avicolas Integrades, S.A. during Mr. Chaves’ tenure as Chief Executive Officer of Rica from August 1996 until January 2005. The Company’s existing management team expects to provide the AMEX with an update regarding the investigation in the near future.

On January 31, 2006, the Company received notice (the “Notice”) from the AMEX indicating that the Company’s plan of compliance did not make a reasonable demonstration of the Company’s ability to regain compliance with the continued listing standards set forth in Sections 134 and Sections 1101 of the AMEX Company Guide.

The AMEX further indicated in the Notice that the Staff of the AMEX has determined that the Company does not comply with Section 1003(f)(iii) of the AMEX Company guide, in that the Company or its management engaged in operations which, in the opinion of the AMEX, are contrary to the public interest and that public interest concerns exist with respect to the Company’s internal control policies and procedures.

Based upon the foregoing, the Staff of the AMEX has determined to proceed with the filing of an application with the Securities and Exchange Commission to strike the Company’s common stock from listing and registration on the AMEX (the “Staff Determination”).

In accordance with the Notice, the Company must appeal the Staff Determination by February 8, 2006, or the Staff Determination will become final. The Company plans to appeal this determination by the Staff of the AMEX and to request a hearing before an AMEX Listing Qualifications Panel (the “Listing Panel”). The time and place of such a hearing will be determined by the Listing Panel. There can be no assurances that the Listing Panel will grant the relief sought by the Company or, if such relief is granted by the Listing Panel, the Company will be able to implement its plan of compliance consistent with the relief sought. If the Panel does not grant the relief sought by the Company, its common stock could be de-listed from the AMEX. In such event, the Company may seek quotation of its securities on the OTC Bulletin Board when it regains currency in its public reporting.

ABOUT RICA FOODS, INC.

The Company’s operations are largely conducted through its operating subsidiary, Corporacion Pipasa, S.A. Pipasa’s primary business is derived from the production and sale of broiler chickens, processed chicken, beef and pork by-products, commercial eggs, and premixed feed and concentrate for livestock and domestic animals. The Company’s subsidiaries own 97 urban and rural outlets throughout Costa Rica, three modern processing plants and four animal feed plants. Pipasa exports its products to all countries in Central America, Colombia, Dominican Republic and Hong Kong.

For more information contact Rica Foods at (305) 858-9480, or e-mail to mmarenco@ricafoods.com.